UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2018

FTD Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35901	32-0255852
(State or Other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3113 Woodcreek Drive Downers Grove, Illinois 60515 (Address of Principal Executive Offices) (ZIP Code)

Telephone: (630) 719-7800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 20, 2018, the Audit Committee of the Board of Directors (the “Audit Committee”) of FTD Companies, Inc. (the “Company”) concluded, after considering the recommendation of the Company’s management and discussion with Deloitte & Touche LLP, our independent registered public accounting firm, that the Company’s previously issued interim unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2017, should no longer be relied upon. The Audit Committee reached this conclusion due to a material calculation error in the determination of the Company’s goodwill impairment. We will file an amendment to our Quarterly Report on Form 10-Q for the period ended September 30, 2017 to restate the previously issued interim unaudited condensed consolidated financial statements as soon as practicable. The primary impact of the restatement is to increase the goodwill impairments recorded by the Consumer and ProFlowers/Gourmet Foods reporting units by approximately $21.2 million and $1.8 million, respectively.

This restatement resulted in the identification of a material weakness in internal control over financial reporting which, along with our plan for remediation, will also be included in the aforementioned amended Quarterly Report on Form 10-Q/A in Part 1, Item 4—Controls and Procedures. We are committed to remediating this material weakness as promptly as possible. Implementation of our remediation plans has commenced and is being overseen by the Audit Committee.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTD COMPANIES, INC.
Dated:	February 26, 2018	By:	/s/ Steven D. Barnhart
		Name:	Steven D. Barnhart
		Title:	Executive Vice President, Chief Financial Officer